                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ------------

                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTIONS 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): APRIL 3, 2000


                         Commission File Number: 0-25688

                                    SDL, INC.
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  Delaware                               77-0331449
     -----------------------------------          ------------------------
       (STATE OR OTHER JURISDICTION OF                 (IRS EMPLOYER
       INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

     80 Rose Orchard Way, San Jose, California                  95134
   ---------------------------------------------          ----------------
      (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                (ZIP CODE)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE          (408) 943-9411

This form 8-K/A amends Form 8-K filed with the Securities and Exchange Commission on April 11, 2000 (the "Original Form 8-K") by including the financial statements and pro forma financial information referred to below.


ITEM 5. OTHER EVENTS

SDL, Inc. (SDL) has included herein the financial statements of Veritech Microwave, Inc. (Veritech) for the years ended December 31, 1998 and 1999 and for the three months ended March 31, 2000 (unaudited) and pro forma financial information giving effect to the merger between SDL and Veritech. SDL recently completed the acquisition of Queensgate Instruments (Queensgate) and for periods in which the effects of Queensgate are not included in the historical financial statements of SDL the accompanying pro forma financial information also gives effect to this transaction.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA INFORMATION AND EXHIBITS


(a) Financial Statements of Business Acquired (Veritech Microwave, Inc.)

    i.    Report of Independent Certified Public Accountants

    ii. Balance Sheets as of December 31, 1998 and 1999 and March 31, 2000 (unaudited)

    iii. Statements of Income for the years ended December 31, 1998 and 1999 and for the three months ended March 31, 1999 and 2000 (unaudited)

    iv. Statements of Stockholders Equity for the year end 1999 and for the three months ended March 31, 2000 (unaudited)

     v. Statements of Cash Flow for the years ended December 31, 1998 and 1999 and for the three months ended March 31, 1999 and 2000 (unaudited)

    vi.   Notes to Financial Statements

(b) Pro Forma Financial Information
    Pro Forma Combined Consolidated Financial Statements (unaudited)

    i.    Pro Forma Combined Consolidated Balance Sheet as of March 31, 2000

    ii. Pro Forma Combined Consolidated Statements of Operations for the year ended December 31, 1999

    iii. Pro Forma Combined Consolidated Statements of Operations for the quarter ended March 31, 2000

    iv.   Notes to Pro Forma Combined Consolidated Financial Statements

(c) Exhibits

            23.1 Consent of Grant Thornton LLP, Independent Certified Public Accountants

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Board of Directors and Stockholders
   VERITECH MICROWAVE, INC.


We have audited the accompanying balance sheets of Veritech Microwave, Inc. as of December 31, 1998 and 1999, and the related statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Veritech Microwave, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.



/s/ GRANT THORNTON LLP


Edison, New Jersey
January 28, 2000

                            Veritech Microwave, Inc.

                                 BALANCE SHEETS



                                                              December 31,
                                                     ----------------------------       March 31,
                      ASSETS                             1998            1999             2000
                                                     -----------      -----------      -----------
                                                                                       (unaudited)
CURRENT ASSETS
   Cash and cash equivalents                         $ 1,818,694      $ 3,249,165      $11,911,346
   Short-term investment                               7,066,773       11,418,050        3,572,762
   Trade accounts receivable, less allowances
      for doubtful accounts and sales returns
      of $10,000, $10,000 and $1,133,500,
      respectively                                     2,619,277        5,051,408        5,788,427
   Inventory                                             969,842        1,811,413        2,329,733
   Deferred income tax assets                            113,000          140,000          140,000
   Prepaid transaction costs                                                               193,500
   Other current assets                                    8,424           57,772           45,471
                                                     -----------      -----------      -----------

        Total current assets                          12,596,010       21,727,808       23,981,239

PROPERTY AND EQUIPMENT, NET                            1,746,955        2,177,699        2,632,329

OTHER ASSETS                                              14,250           18,000           18,000
                                                     -----------      -----------      -----------
                                                     $14,357,215      $23,923,507      $26,631,568
                                                     ===========      ===========      ===========


       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Trade accounts payable                            $   272,279      $   482,010      $   722,028
   Accrued expenses and other                            982,199        1,657,981        1,775,914
   Income taxes payable                                  504,000          609,000        1,081,766
                                                     -----------      -----------      -----------

        Total current liabilities                      1,758,478        2,748,991        3,579,708

DEFERRED INCOME TAX LIABILITY                            138,000          204,000          204,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
   Common stock, $.01 par value; authorized,
      5,000,000 shares; issued and outstanding,
      3,655,333 shares                                    36,553           36,553           36,553
   Retained earnings                                  12,424,184       20,933,963       22,811,307
                                                     -----------      -----------      -----------

                                                      12,460,737       20,970,516       22,847,860
                                                     -----------      -----------      -----------

                                                     $14,357,215      $23,923,507      $26,631,568
                                                     ===========      ===========      ===========


The accompanying notes are an integral part of these statements.

                            Veritech Microwave, Inc.

                              STATEMENTS OF INCOME



                                                      Year ended                 Three months ended
                                                     December 31,                     March 31,
                                            -----------------------------     ------------------------
                                                1998             1999            1999           2000
                                            ------------     ------------     ----------    ----------
                                                                                     (unaudited)
Net sales                                   $ 15,253,977     $ 22,276,625     $5,803,655    $6,520,995

Cost of goods sold                             3,953,161        5,334,544      1,818,552     1,727,604
                                            ------------     ------------     ----------    ----------

        Gross profit                          11,300,816       16,942,081      3,985,103     4,793,391

Operating expenses
   Research and development                      602,778          614,416        146,578       176,438
   Selling, general and administrative         2,005,913        2,895,895        344,227     1,691,000
                                            ------------     ------------     ----------    ----------

        Total operating expenses               2,608,691        3,510,311        490,805     1,867,438
                                            ------------     ------------     ----------    ----------

        Operating income                       8,692,125       13,431,770      3,494,298     2,925,953
                                            ------------     ------------     ----------    ----------

Other income (expense)
   Investment income                             325,629          583,788        105,599       203,391
   Interest expense                              (56,164)          (7,709)            --            --
                                            ------------     ------------     ----------    ----------

        Total other income, net                  269,465          576,079        105,599       203,391
                                            ------------     ------------     ----------    ----------

        Income before income tax expense       8,961,590       14,007,849      3,599,897     3,129,344

Income tax expense                             3,797,420        5,498,070      1,430,000     1,252,000
                                            ------------     ------------     ----------    ----------

        NET INCOME                          $  5,164,170     $  8,509,779     $2,169,897    $1,877,344
                                            ============     ============     ==========    ==========


The accompanying notes are an integral part of these statements.

                            Veritech Microwave, Inc.

                        STATEMENT OF STOCKHOLDERS' EQUITY

                     Years ended December 31, 1998 and 1999
               and three months ended March 31, 2000 (unaudited)



                                                 Common stock
                                            ---------------------      Retained
                                              Shares      Dollars      earnings        Total
                                            ---------    --------    -----------    -----------
Balance at January 1, 1998 (as reported)    3,655,333    $ 36,553    $ 6,894,211    $ 6,930,764

Net income                                                             5,164,170      5,164,170

Prior period adjustment (net of income
   taxes of $243,000)                                                    365,803        365,803
                                            ---------    --------    -----------    -----------

Balance at December 31, 1998                3,655,333      36,553     12,424,184     12,460,737

Net income                                                             8,509,779      8,509,779
                                            ---------    --------    -----------    -----------

Balance at December 31, 1999                3,655,333      36,553     20,933,963     20,970,516

Net income                                                             1,877,344      1,877,344
                                            ---------    --------    -----------    -----------

BALANCE AT MARCH 31, 2000 (UNAUDITED)       3,655,333    $ 36,553    $22,811,307    $22,847,860
                                            =========    ========    ===========    ===========


The accompanying notes are an integral part of this statement.

                            Veritech Microwave, Inc.

                            STATEMENTS OF CASH FLOWS



                                                                 Year ended               Three months ended
                                                                December 31,                   March 31,
                                                        --------------------------    ---------------------------
                                                            1998           1999          1999            2000
                                                        -----------    -----------    -----------    ------------
                                                                                              (unaudited)
Cash flows from operating activities
   Net income                                           $ 5,164,170    $ 8,509,779    $ 2,169,897    $  1,877,344
   Adjustments to reconcile net income to net cash
      provided by operating activities
        Prior period adjustment                             365,803
        Depreciation                                        419,877        634,197        158,000         200,779
        Non-cash interest                                    56,164
        Deferred income taxes                               (25,000)        39,000
        Changes in operating assets and
        liabilities
          Trade accounts receivable, net                 (1,840,410)    (2,432,131)    (1,351,223)       (737,019)
          Inventory                                        (442,578)      (841,571)       355,117        (518,320)
          Other current assets and other assets               9,052        (53,098)       (23,472)       (181,199)
          Trade accounts payable                             60,497        209,731         88,809         240,018
          Accrued expenses and other                        639,156        675,782       (638,960)        117,933
          Income taxes payable                              312,077        105,000      1,125,930         472,766
                                                        -----------    -----------    -----------    ------------
        Net cash provided by operating activities         4,718,808      6,846,689      1,884,098       1,472,302
                                                        -----------    -----------    -----------    ------------
Cash flows from investing activities
   Purchases of property and equipment                   (1,036,758)    (1,064,941)      (172,224)       (655,409)
   Sales of short-term investments                               --             --             --       7,845,288
   Purchases of short-term investments                   (7,066,773)    (4,351,277)       (80,316)             --
                                                        -----------    -----------    -----------    ------------
        Net cash (used in) provided by investing
          activities                                     (8,103,531)    (5,416,218)      (252,540)      7,189,879
                                                        -----------    -----------    -----------    ------------
Cash flows from financing activities
   Principal payments under capital lease obligations      (873,395)            --             --              --
                                                        -----------    -----------    -----------    ------------
        Net cash used in financing activities              (873,395)            --             --              --
                                                        -----------    -----------    -----------    ------------
        NET INCREASE (DECREASE) IN CASH
          AND CASH EQUIVALENTS                           (4,258,118)     1,430,471      1,631,558       8,662,181
Cash and cash equivalents at beginning of period          6,076,812      1,818,694      1,818,694       3,249,165
                                                        -----------    -----------    -----------    ------------
Cash and cash equivalents at end of period              $ 1,818,694    $ 3,249,165    $ 3,450,252    $ 11,911,346
                                                        ===========    ===========    ===========    ============
Supplemental disclosures of cash flow information:
   Cash paid during the period for
      Interest                                          $    56,000    $     7,700    $        --    $         --
      Income taxes                                        3,450,000      5,350,000    $   300,000    $    773,000


The accompanying notes are an integral part of these statements.

                            Veritech Microwave, Inc.

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 1998 and 1999



NOTE A - DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

    Veritech Microwave, Inc. (the "Company"), a Delaware corporation, was founded in 1986. The Company designs and manufactures high technology microwave components, multifunction components and subsystems for the industrial and commercial microwave and fiber-optic markets.

    The Company sells its products to customers in North America and Europe.

    The Company has received a letter of intent from an unrelated party setting forth the terms and conditions of a possible acquisition of the Company. The Company is bound by confidentiality clauses from disclosing the terms of such letter. Management believes that the proposed purchase price would exceed the carrying value of the Company's assets. (See Note L.)


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         AND PRACTICES

    1.  Cash and Cash Equivalents

        The Company considers all highly liquid instruments with maturities of three months or less when purchased to be cash equivalents.

    2.  Short-term Investment

        Short-term investment consists of an investment in a money market fund that invests primarily in corporate debt securities. Such investment is carried at fair value and is classified as available for sale. There are no unrealized holding gains from such investment at December 31, 1998 and 1999.

    3.  Inventory

        Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

                            Veritech Microwave, Inc.

                           December 31, 1998 and 1999



NOTE B (CONTINUED)

    4.  Property and Equipment

        Property and equipment are stated at cost and are being depreciated primarily on a straight-line basis over the estimated useful lives of the assets which generally range from 5 to 7 years. Leasehold improvements are depreciated over their estimated useful lives (generally 5 years) or the life of the lease, whichever is shorter. Repairs and maintenance costs are expensed as incurred. Depreciation expense for tax purposes is calculated using MACRS.

    5.  Revenue Recognition

        Revenue is recognized upon product shipment.

    6.  Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    7.  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    8.  Stock Option Plan

        The Company has elected to continue to account for its stock option plan in accordance with the provisions of Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," and related interpretations, and pro forma disclosure provisions of SFAS No. 123, "Accounting for Stock Based Compensation." As disclosed in Note G, since the Company did not grant any options in 1998 and 1999, the disclosure provisions of SFAS No. 123 are currently not applicable.

                            Veritech Microwave, Inc.

                           December 31, 1998 and 1999



NOTE B (CONTINUED)

    9.  Warranty Liabilities

        The Company provides an accrual for estimated future warranty costs based upon the historical relationship of warranty costs to sales

  10.   Other Comprehensive Income

        Other comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported as other comprehensive income.

  11.   Recently Issued Accounting Pronouncements

        In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. SFAS No. 133 is effective for the Company in 2002. The Company does not believe that the adoption of this statement will have a material impact on the Company's financial position or results of operations.

  12.   Segment Information

        Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 established standards for the way companies report information about operating segments in annual financial statements. It also established standards for related disclosures about geographic areas and major customers. The Company has determined that it operates as one business segment.

   13.  Interim Financial Statements (Unaudited)

        The accompanying balance sheet as of March 31, 2000, and the statements of income for the three months ended March 31, 1999 and 2000, stockholders' equity for the three months ended March 31, 2000, and cash flows for the three months ended March 31, 1999 and 2000, are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which

                            Veritech Microwave, Inc.

                           December 31, 1998 and 1999



NOTE B (CONTINUED)

        include only normal recurring adjustments, necessary to present fairly the Company's financial position as of March 31, 2000, and results of operations and cash flows as of and for the three months ended March 31, 1999 and 2000. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the entire year.


NOTE C - INVENTORY

    Inventory consists of the following:

                                          December 31,
                                  ------------------------     MARCH 31,
                                     1998          1999          2000
                                  ----------    ----------    ----------
                                                              (UNAUDITED)
        Raw materials             $  442,697    $1,112,036    $1,382,136
        Work-in-progress             497,407       643,229       877,409
        Finished goods                29,738        56,148        70,188
                                  ----------    ----------    ----------
                                  $  969,842    $1,811,413    $2,329,733
                                  ==========    ==========    ==========


NOTE D - PROPERTY AND EQUIPMENT

    Property and equipment consist of:

                                                      December 31,
                                               -------------------------
                                                  1998           1999
                                               ----------     ----------
        Machinery and equipment                $4,049,501     $4,983,285
        Furniture and fixtures                    119,352        160,960
        Leasehold improvements                     62,051        151,600
                                               ----------     ----------

                                                4,230,904      5,295,845
        Less accumulated depreciation           2,483,949      3,118,146
                                               ----------     ----------

                                               $1,746,955     $2,177,699
                                               ==========     ==========

    Depreciation expense was approximately $420,000 and $634,000 for the years ended December 31, 1998 and 1999, respectively.

                            Veritech Microwave, Inc.

                           December 31, 1998 and 1999



NOTE E - PRIOR PERIOD ADJUSTMENT

    During 1998, the Company discovered that it had made miscalculations related to its inventory costing and warranty liabilities. These miscalculations resulted in an understatement of the Company's prior year net income of approximately $609,000. Such prior period adjustment is recorded as an adjustment of retained earnings at December 31,1997 net of income taxes of $243,000.


NOTE F - COMMITMENTS AND CONTINGENCIES

    The Company was obligated under various capital leases for certain machinery and equipment that expire on various dates through 2002. In December 1998, the Company prepaid its balance due on its capital lease obligations. The total prepayment was $648,948 including a prepayment penalty of approximately $183,000, which was added to the cost of property and equipment.

    The Company also has noncancellable operating leases for building space and two motor vehicles that expire in July 2001, November 2001, and September 2002, respectively. Rent expense for these operating leases during the years ended December 31, 1998 and 1999 was approximately $112,000 and $176,000, respectively.

    Future minimum lease payments under noncancellable operating leases as of December 31, 1999 are as follows:

     Year ending December 31:
        2000                                                 $183,440
        2001                                                  115,079
        2002                                                    9,256
                                                             --------

     Total minimum lease payments                            $307,775
                                                              =======

                            Veritech Microwave, Inc.

                           December 31, 1998 and 1999



NOTE G - INCOME TAXES

    Income tax expense (benefit) consists of the following:

                                             Year ended December 31,
                                          -----------------------------
                                              1998              1999
                                          -----------       -----------
        Current
           Federal                        $ 2,944,000       $ 4,272,000
           State                              878,420         1,187,070
                                          -----------       -----------

                                            3,822,420         5,459,070
                                          -----------       -----------

        Deferred
           Federal                            (20,000)           42,000
           State                               (5,000)           (3,000)
                                          -----------       -----------

                                              (25,000)           39,000
                                          -----------       -----------

        Total income tax expense          $ 3,797,420       $ 5,498,070
                                          ===========       ===========

    A reconciliation between the income tax expense computed at the United States Federal income tax rate and the Company's effective tax rate is as follows:

                                                   Year ended December 31,
                                                 --------------------------
                                                    1998            1999
                                                 ----------      ----------
        Computed income tax provision based
           on the Federal statutory rate         $3,047,000      $4,763,000
        State and local income taxes,
           net of Federal benefit                   748,000         732,000
        Other                                         2,420           3,070
                                                 ----------      ----------

                                                 $3,797,420      $5,498,070
                                                 ==========      ==========

                            Veritech Microwave, Inc.

                           December 31, 1998 and 1999



NOTE G (CONTINUED)

    The tax effect of temporary differences that give rise to the Company's deferred tax assets and liabilities is as follows:

                                                                                  December 31,
                                                                           -------------------------
                                                                              1998            1999
                                                                           ---------       ---------
        Deferred tax assets - current
           Accounts receivable, principally due to
              allowance for doubtful accounts                              $   4,000       $   4,000
           Unpaid vacation and bonuses, principally due to
              accruals for financial reporting purposes                       89,000         116,000
           Warranty reserve, principally due to accrual for financial
              reporting purposes                                              20,000          20,000
                                                                           ---------       ---------

                Total deferred tax assets - current                        $ 113,000       $ 140,000
                                                                           =========       =========

        Deferred tax liability - noncurrent
           Depreciation, principally due to difference between
              accelerated and straight - line methods                      $(138,000)      $(204,000)
                                                                           =========       =========


NOTE H - CAPITAL STOCK AND STOCK OPTIONS

    Each share of the Company's outstanding capital stock as of December 31, 1998 and 1999 has equal voting privileges and rights. The Company had a stock option plan which provided for the grant of options to purchase up to 750,000 shares of the Company's common stock at an exercise price of $.01 per share. Options granted under the plan were subject to various vesting schedules as determined by the board of directors. Options were exercisable commencing three months from the date of grant and expired ten years thereafter. At December 31, 1998 and 1999, all 750,000 stock options had been granted and exercised.


NOTE I - RETIREMENT PLAN

    The Company has a 401(k) retirement plan (the "Plan") covering substantially all full-time employees. Under the Plan, the Company is required to match 25% of the first $200 of employees' quarterly qualified contributions based on the Company's prior quarter profits. The Company has a maximum annual contribution of $200 per employee. Employer contributions of approximately $5,000 and $7,000 were made during the years ended December 31, 1998 and 1999, respectively.

                            Veritech Microwave, Inc.

                           December 31, 1998 and 1999



NOTE I (CONTINUED)

    The Company plans to amend the plan in the first quarter of the 2000 plan year whereby it will be required to match 50% of the first $300 of employees' quarterly qualified contributions based on the Company's prior quarter profits. The maximum annual contribution will be increased to $600 per employee.


NOTE J - CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

    The Company maintains cash balances at several financial institutions located in New Jersey. Each account is insured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances aggregated approximately $1,400,000 and $3,600,000 at December 31, 1998 and 1999,
    respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

    At December 31, 1998 and 1999, the Company's largest customer accounts for approximately 71% and 38% of accounts receivable, respectively, and represented 60% and 43% of sales for the years then ended. No other customer represented more than 10% of sales in 1998 and 1999. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specified customers, historical trends and other information. The Company has historically not suffered from credit losses relating to its accounts receivable.


NOTE K - GEOGRAPHIC AREAS

    Information about the Company's revenues from domestic and foreign sources follows:

                                             Year ended December 31,
                                         -------------------------------
                                             1998                1999
                                         -----------         -----------
        United States                    $12,803,256         $12,736,472
        Europe                             2,450,721           9,540,153
                                         -----------         -----------

                                         $15,253,977         $22,276,625
                                         ===========         ===========

                            Veritech Microwave, Inc.

                           December 31, 1998 and 1999



NOTE L - SUBSEQUENT EVENTS (UNAUDITED)

    1. During the quarter ended March 31, 2000, the Company became aware of an uncertainty regarding the technological acceptance of a particular batch of product sold to one individual customer during the fourth quarter of 1999 and the first quarter of 2000. The collectibility of the related accounts receivable is doubtful due to the above uncertainty. Therefore, during the three months ended March 31, 2000, the Company recorded a provision for sales returns aggregating approximately $1,100,000 relating to these sales, which represents the Company's estimate of its potential losses from these sales.

    2. On April 3, 2000, SDL, Inc. ("SDL"), a Delaware corporation, acquired by merger the Company pursuant to an Agreement and Plan of Merger (the "Agreement") dated as of February 28, 2000 among SDL, VMI Acquisition Corporation, a Delaware corporation, Veritech and certain shareholders of Veritech. The Agreement calls for the payment by SDL of consideration of 3,000,000 shares of common stock of SDL to the shareholders of Veritech. The fair value of the SDL common stock has an estimated fair value of approximately $621 million on the date of acquisition, determined based on the quoted market price of such shares. Additionally, fees of approximately $8.8 million were paid in connection with such transaction.

    3. In February 2000, the Company declared a special bonus aggregating $1,000,000 to certain employees of the Company. The first half of the bonus was paid in April 2000, with the remainder due to be paid in April 2001. The bonus is reflected in selling, general and administrative expenses for the first quarter of 2000.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA INFORMATION AND EXHIBITS
        (CONTINUED)

(b) Pro Forma Financial Information

The following unaudited pro forma combined consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods or the results of operations or financial position that actually would have been realized had SDL, Inc., Veritech Microwave, Inc., and Queensgate Instruments been a combined company during the specified periods, and do not purport to represent the future results of operations of the Company. The unaudited pro forma combined consolidated financial statements should be read in conjunction with SDL's Annual Report on Form 10-K for the year ended 1999, SDL's Form 10-Q for the quarter ended March 31, 2000, and SDL's Form 8-K/A filed May 22, 2000.


Unaudited pro forma combined consolidated balance sheet information as of March 31, 2000 is based on the historical financial statements of SDL, Inc. and Veritech, after giving effect to the merger with Veritech under the purchase method of accounting as if the acquisition occurred on March 31, 2000. Queensgate is not separately presented in the unaudited pro-forma combined consolidated balance sheet as the historical consolidated financial statements as of March 31, 2000, already reflect the acquisition of Queensgate. The unaudited pro forma combined consolidated statement of operations for the year ended December 31, 1999, includes the historical results of SDL, Veritech and Queensgate for the 12 months ended December 31, 1999, and adjustments (including the amortization of purchased intangible assets) necessary to reflect the acquisitions of Veritech and Queensgate as if both occurred on the first day of the fiscal 1999. The unaudited pro forma combined consolidated statement of operations for the three months ended March 31, 2000, include the historical results of SDL, Veritech, and Queensgate for the three months ended March 31, 2000, and adjustments (including the amortization of purchased intangible assets and the elimination of non-recurring in-process research and development charges related to the Queensgate acquisition) necessary to reflect the acquisitions of Veritech and Queensgate as if both had occurred at the beginning of fiscal 1999.

                                                SDL, INC.
                                UNAUDITED PROFORMA COMBINED CONSOLIDATED
                                              BALANCE SHEET
                                             MARCH 31, 2000
                                             (IN THOUSANDS)


                                                                       PRO FORMA           PRO FORMA
                                                                        ADJUST-               SDL
                                                 SDL      VERITECH       MENTS             COMBINED
                                              --------    --------    -----------         ----------
ASSETS
Current Assets:
 Cash and cash equivalents                    $238,239    $ 11,911    $    (8,800)(2A)    $  241,350
 Short-term marketable securities               76,903       3,573             --             80,476
 Accounts receivable, net                       49,652       5,788             --             55,440
 Inventories                                    36,971       2,330            555(2A)         39,856
 Prepaid expenses and other current assets       3,628         379             --              4,007
                                              --------    --------    -----------         ----------
 Total current assets:                         405,393      23,981         (8,245)           421,129

Property and equipment, net                     65,670       2,632             --             68,302
Restricted cash                                    680          --             --                680
Purchased intangibles, net                      93,258          --        609,155(2A)        701,858
Other assets                                    15,271          18             --             15,289
                                              --------    --------    -----------         ----------
                                              $580,272    $ 26,631    $   600,910         $1,207,258
                                              ========    ========    ===========         ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Accounts payable                             $ 19,151    $    722    $        --         $   19,873
 Accrued payroll and related expenses            4,118          --             --              4,118
 Income taxes payable                            8,854       1,082             --              9,936
 Current portion of leases                         874          --             --                874
 Other accrued liabilities                       7,498       1,776             --              9,274
                                              --------    --------    -----------         ----------
Total current liabilities                       40,495       3,580             --             44,075

 Long-term leases                                  860          --             --                860
 Other                                          13,667         204             --             13,871
                                              --------    --------    -----------         ----------
Total long-term liabilities                     14,527         204             --             14,731
                                              --------    --------    -----------         ----------

Total Stockholders' Equity                     525,250      22,847        600,910(2A)      1,148,452
                                              --------    --------    -----------         ----------
                                              $580,272    $ 26,631    $   600,910         $1,207,258
                                              ========    ========    ===========         ==========


             See accompanying notes to unaudited pro forma combined
                       consolidated financial statements.

                                    SDL, INC.
                    UNAUDITED PRO FORMA COMBINED CONSOLIDATED
                             STATEMENT OF OPERATIONS
                                DECEMBER 31, 1999
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                       PRO FORMA         PRO FORMA
                                                                                        ADJUST-             SDL
                                             SDL      VERITECH       QUEENSGATE          MENTS           COMBINED
                                           --------   --------       ----------        ---------         ---------
Revenue                                    $187,021    $22,277        $  8,259         $      --         $ 217,557
Cost of revenue                             107,238      5,335           4,628                --           117,201
                                           --------    -------        --------         ---------         ---------
Gross profit                                 79,783     16,942           3,631                --           100,356

Operating expenses:
  Research and development                   19,043        614           1,606                --            21,263
  Selling, general, and administrative       26,695      2,896           5,576                --            35,167
  Merger costs                                2,677         --              --                --             2,677
  In process research and development         1,495         --              --                --             1,495
  Amortization of purchased                     809         --              --           121,831(2B)       141,051
        intangibles                                                                       18,411(2E)
                                           --------    -------        --------         ---------         ---------

      Total operating expenses               50,719      3,510           7,182           140,242           201,653
                                           --------    -------        --------         ---------         ---------

      Operating income (loss)                29,064     13,432          (3,551)         (140,242)         (101,297)

Interest income (expense), net                5,429        576            (163)               --             5,842
                                           --------    -------        --------         ---------         ---------

      Income (loss) before income taxes      34,493     14,008          (3,714)         (140,242)          (95,455)

Provision (benefit) for income taxes          9,280      5,498            (538)           (5,655)(2C)        6,849
                                                                                          (1,736)(2G)
                                           --------    -------        --------         ---------         ---------
      Net income (loss)                    $ 25,213    $ 8,510        $ (3,176)        $(132,851)        $(102,304)
                                           ========    =======        ========         =========         =========

Earnings (loss) per share - basic          $   0.39                                                      $   (1.51)
                                           ========                                                      =========
Earnings (loss) per share - diluted        $   0.37                                                      $   (1.51)
                                           ========                                                      =========
Shares outstanding - basic                   64,320                                        3,000(2D)        67,668
                                                                                             348(2H)

Share outstanding - diluted                  68,470                                        3,000(2D)        67,668
                                                                                             348(2H)
                                                                                          (4,150)(2I)


                 See accompanying notes to unaudited pro forma
                   combined consolidated financial statements.

                                    SDL, INC.
                    UNAUDITED PRO FORMA COMBINED CONSOLIDATED
                             STATEMENT OF OPERATIONS
                                 MARCH 31, 2000
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                PRO FORMA       PRO FORMA
                                                                                 ADJUST-           SDL
                                             SDL     VERITECH  QUEENSGATE         MENTS          COMBINED
                                           -------    ------   ----------       --------         --------
Revenue                                    $72,206    $6,521    $ 2,461         $     --         $ 81,188
Cost of revenue                             37,616     1,728      1,798               --           41,142
                                           -------    ------    -------         --------         --------
Gross profit                                34,590     4,793        663               --           40,046

Operating expenses:
  Research and development                   5,903       176        352               --            6,431
  Selling, general, and administrative       7,298     1,691        605               --            9,594
  In process research and development        1,200        --         --           (1,200)(2F)          --
  Amortization of purchased                  1,744        --         --           30,458(2B)       35,270
          intangibles                                                              3,068(2E)
                                           -------    ------    -------         --------         --------

      Total operating expenses              16,145     1,867        957           32,326           51,295
                                           -------    ------    -------         --------         --------
      Operating income (loss)               18,445     2,926       (294)         (32,326)         (11,249)

Interest income (expense), net               4,485       203        (56)              --            4,632
                                           -------    ------    -------         --------         --------

      Income (loss) before income taxes     22,930     3,129       (350)         (32,326)          (6,617)

Provision (benefit) for income taxes         8,686     1,252         --           (1,416)(2C)       8,233
                                                                                    (289)(2G)
                                           -------    ------    -------         --------         --------

      Net income (loss)                    $14,244    $1,877    $  (350)        $(30,621)        $(14,850)
                                           =======    ======    =======         ========         ========

Earnings (loss) per share - basic          $  0.20                                               $  (0.20)
                                           =======                                               ========
Earnings (loss) per share - diluted        $  0.19                                               $  (0.20)
                                           =======                                               ========

Shares outstanding - basic                  72,019                                 3,000(2D)       75,252
                                                                                     233(2H)

Share outstanding - diluted                 76,507                                 3,000(2D)       75,252
                                                                                     233(2H)
                                                                                  (4,488)(2I)

             See accompanying notes to unaudited pro forma combined
                       consolidated financial statements.

                                    SDL, INC.
                          NOTES TO UNAUDITED PRO FORMA
                   COMBINED CONSOLIDATED FINANCIAL STATEMENTS




1)      BASIS OF PRESENTATION

Unaudited pro forma combined consolidated balance sheet information as of March 31, 2000 is based on the historical financial statements of SDL, Inc. and Veritech, after giving effect to the merger with Veritech under the purchase method of accounting as if the acquisition was on March 31, 2000. Queensgate is not separately presented in the unaudited pro forma combined consolidated balance sheet as the historical consolidated financial statements as of March 31, 2000, already reflect the acquisition of Queensgate. The unaudited pro forma combined consolidated statement of operations for the year ended December 31, 1999, includes the historical results of SDL, Veritech and Queensgate for the 12 months ended December 31, 1999, and adjustments (including the amortization of purchased intangible assets) necessary to reflect the acquisitions of Veritech and Queensgate as if both occurred on the first day of the fiscal 1999. The unaudited pro forma combined consolidated statement of operations for the three months ended March 31, 2000, include the historical results of SDL, Veritech, and Queensgate for the three months ended March 31, 2000, and adjustments (including the amortization of purchased intangible assets and the elimination of non-recurring in-process research and development charges related to the Queensgate acquisition) necessary to reflect the acquisitions of Veritech and Queensgate as if both had occurred at the beginning of fiscal 1999.

Veritech

The unaudited pro forma combined consolidated financial statements reflect the issuance of 3,000,000 SDL common shares for all of Veritech's shares outstanding as of April 3, 2000. The average market price per SDL common share of $206.843 per share was used to determine the consideration paid to Veritech shareholders. The average market price per share of SDL common share is based on the average closing price for a range of trading days (February 24 through March 3, 2000) around the announcement date (February 29, 2000) of the acquisition. The estimated direct transaction expenses of $8.8 million have been included as a part of the total estimated purchase cost.

The total purchase cost of the Veritech acquisition is as follows (in thousands):

Value of securities issued ..................................    $620,529
Estimated transaction costs .................................       8,800
                                                                 --------
Total purchase cost .........................................    $629,329


                                                             Annual       Useful
                                               Amount     Amortization    Lives
                                             ---------    ------------   -------
Purchase Price Allocation:
  Tangible net assets                        $  23,402           n/a       n/a
  Core\existing technology                      67,800        13,560     5 years
  In process research and development           25,100           n/a       n/a
  Workforce                                      2,500           500     5 years
  Design tools and device library                  521           104     5 years
  Goodwill                                     538,334       107,667     5 years
  Deferred tax liabilities                     (28,328)          n/a       n/a
                                             ---------      --------
Total estimated purchase price:              $ 629,329      $121,831


The Company has performed an allocation of the total purchase price of Veritech to its individual assets. The purchase price allocation is preliminary and, therefore, subject to change based on the Company's final analysis. Of the total purchase price, $25.1 million has been allocated to in-process research and development and will be charged to expense in the quarter ending June 30, 2000. Due to their non-recurring nature, the in-process research and development attributed to the Veritech transaction and the transaction costs incurred by Veritech estimated at $8.8 million have been excluded in the unaudited pro forma combined consolidated statements of operations.

In addition to allocating value to the in-process research and development projects and Veritech's tangible assets, specific intangible assets were also identified and valued. The related amortization of the identifiable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma combined consolidated statement of operations for the 12 months ended December 31, 1999 and the three months ended March 31, 2000. The identifiable intangible assets include existing /core technology, assembled workforce, and design tools and device library.


The acquired existing/core technology is comprised of products in Veritech's portfolio that are technologically feasible. These products represent Veritech's trade secrets and patents developed through years of experience designing and manufacturing high speed optoelectronic modules. This know-how enables the Company to develop new and improve existing high speed optoelectronic modules, processes, and manufacturing equipment, thereby providing Veritech with a distinct advantage over its competitors and providing the Company with a reputation for technological superiority in the industry. The Company expects to amortize the acquired existing / core technology of approximately $67.8 million on a straight-line basis over an estimated remaining useful life of 5 years.


The acquired assembled workforce is comprised of over 100 skilled employees across Veritech's General and Administration, Research and Development, Sales and Marketing, and Manufacturing groups. The Company expects to amortize the assembled workforce of approximately $2.5 million on a straight-line basis over an estimated remaining useful life of 5 years.


The acquired design tools and device library is comprised of the software code for customization of various products. The Company expects to amortize the acquired design tools and device library of approximately $0.5 million on a straight-line basis over an estimated remaining useful life of 5 years.


Goodwill, which represents the excess of the purchase price of Veritech over the fair value of the underlying net identifiable assets, will be amortized on a straight-line basis over an estimated useful life of 5 years.

The Company has a deferred tax liability that will be generated as a result of a temporary difference between the book and tax basis of purchased intangibles other than in-process research and development and goodwill. The deferred tax liability will allow immediate realization of an equal amount of deferred tax assets that have resulted from stock compensation related operating loss carryforwards. As a result, the deferred tax asset and liability will offset and an adjustment will be recorded in additional paid in capital for the stock compensation related amounts.

Queensgate


The acquisition agreement between SDL and Queensgate provided for initial consideration of $3 million of cash and 347,962 shares of SDL's common stock with a fair value of approximately $77 million, and contingent payments of up to an additional $150 million in common stock based on Queensgate's pretax profits for the 10 months ended December 31, 2000 and the twelve months ended December 31, 2001. In addition, SDL issued options in exchange for outstanding Queensgate options with the number of shares and the exercise price appropriately adjusted by the exchange ratio.

The unaudited pro forma combined consolidated financial statements reflect the issuance of 347,962 SDL common shares for all of Queensgate's shares outstanding as of March 8, 2000. The average market price per SDL common share of $222.37 per share was used to determine the consideration paid to Queensgate shareholders. The average market price per share of SDL common share is based on the average closing price for a range of trading days (March 3 through March 13, 2000) around the announcement date (March 8, 2000) of the acquisition. The estimated fair value of the options, as well as estimated direct transaction expenses of $1.1 million, have been included as a part of the total estimated purchase cost.

The total purchase cost of the Queensgate acquisition is as follows (in thousands):

Value of securities issued ...................................   $77,376
Cash .........................................................     3,000
Assumption of Queensgate options .............................     1,502
                                                                 -------
                                                                  81,878
Estimated transaction costs ..................................     1,125
                                                                 -------
Total purchase cost ..........................................   $83,003

                                                           Annual         Useful
                                            Amount      Amortization      Lives
                                           --------     ------------     -------
Purchase Price Allocation:
  Tangible net deficit                     $ (1,570)           n/a         n/a
  Tradename                                   2,000        $   400       5 years
  Core technology                            12,000          2,400       5 years
  Existing technology                         6,200          1,240       5 years
  In process research and development         1,200            n/a         n/a
  Workforce                                   1,500            300       5 years
  Goodwill                                   70,353         14,071       5 years
  Deferred tax liabilities                   (8,680)           n/a         n/a
                                           --------        -------
Total estimated purchase price:            $ 83,003        $18,411


The Company has performed an allocation of the total purchase price of Queensgate to its individual assets. The purchase price allocation is preliminary and, therefore, subject to change based on Company's final analysis. Of the total purchase price, $1.2 million has been allocated to in-process research and development and was charged to expense in the quarter ending March 31, 2000. Due to the non-recurring nature of in-process research and development, the $1.2 million charge has been excluded in the unaudited pro forma combined consolidated statements of operations.


In addition to allocating value to the in-process research and development projects and Queensgate's tangible assets, specific intangible assets were also identified and valued. The related amortization of the identifiable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma combined consolidated statement of operations. The identifiable intangible assets include existing technology, core technology, trade name, and assembled workforce.


The acquired existing technology is comprised of products in Queensgate portfolio that are already technologically feasible. The Company expects to amortize the acquired existing technology of approximately $6.2 million on a straight-line basis over an estimated remaining useful life of 5 years.


The core technology represents Queensgate trade secrets and patents developed through years of experience designing and manufacturing optical network monitoring modules. This know-how enables the Company to develop new products and technology and improve existing optical network monitoring modules, processes, and manufacturing equipment, thereby providing Queensgate with a distinct advantage over its competitors and providing the Company with a reputation for technological superiority in the industry. The Company expects to amortize the core technology of approximately $12.0 million on a straight-line basis over an average estimated remaining useful life of 5 years.


The trade names include the Queensgate trademark and trade name as well as all branded Queensgate products. The Company expects to amortize the trade names of approximately $2.0 million on a straight-line basis over an estimated remaining useful life of 5 years.


The acquired assembled workforce is comprised of over 100 skilled employees across Queensgate's General and Administration, Research and Development, Sales and Marketing, and Manufacturing groups. The Company expects to amortize the assembled workforce of approximately $1.5 million on a straight-line basis over an estimated remaining useful life of 5 years.


Goodwill, which represents the excess of the purchase price of Queensgate over the fair value of the underlying net identifiable assets, will be amortized on a straight-line basis over an estimated useful life of 5 years.

The Company has a deferred tax liability that will be generated as a result of a temporary difference between the book and tax basis of purchased intangibles other than in-process research and development and goodwill. The deferred tax liability will allow immediate realization of an equal amount of deferred tax assets that have resulted from stock compensation related operating loss carryforwards. As a result, the deferred tax asset and liability will offset and an adjustment will be recorded in additional paid in capital for the stock compensation related amounts.

2.     Pro forma adjustments:


Veritech


(A) To reflect the issuance of 3,000,000 shares of SDL, Inc. common stock and estimated transaction costs of $8.8 million.


(B) To record twelve months of amortization for purchased intangible assets for fiscal 1999 and the three months ended March 31, 2000. Of the total purchase price, $25.1 million has been allocated to in-process research and development and will be charged to expense in the period the transaction closes. Due to its non-recurring nature, the in-process research and development attributed to the Veritech transaction has been excluded.

(C) To record tax benefits relating to amortization of purchased intangibles.


(D) The pro forma basic and diluted loss per share are based on the historical weighted average number of SDL common shares outstanding during each period and are adjusted to reflect the issuance, as of January 1, 1999, of 3,000,000 shares of SDL common stock.


Queensgate


(E) To record twelve months of amortization for purchased intangible assets for fiscal 1999 and to record additional amortization expense for purchased intangibles assets for the period from January 1, 2000 to March 8, 2000 (date of acquisition). Amortization expense for the period subsequent to the acquisition from March 9, 2000 to March 31, 2000 is already included in the historical financial results of the Company.


(F) To eliminate non-recurring charges related to in-process research and development written off at the date of acquisition on March 8, 2000.


(G) To record tax benefits relating to amortization of purchased intangibles.


(H) The pro forma basic and diluted loss per share are based on the historical weighted average number of SDL common shares outstanding during each period and are adjusted to reflect the issuance, as of January 1, 1999, of 347,962 shares of SDL common stock.


(I) Diluted outstanding shares excludes common equivalent shares issuable upon conversion of stock options because such shares would be anti-dilutive.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                       SDL, INC.



June 15, 2000                          By: /s/Michael L. Foster
                                           -------------------------------------
                                           Michael L. Foster
                                           Chief Financial Officer and Secretary

(Duly Authorized Officer and Principal
Financial and Accounting Officer)

           Exhibit
           Number                           Exhibit Description
           -------                          -------------------
            23.1            Consent of Grant Thornton LLP, Independent Certified
                            Public Accountants